                                  Exhibit 99.3

                   FINANCIAL INFORMATION EXTRACTED FROM ALRT'S
              QUARTERLY REPORT FILED ON FORM 10-Q FOR THE QUARTERLY
                           PERIOD ENDED JUNE 30, 1997

FINANCIAL INFORMATION

                   Allergan Ligand Retinoid Therapeutics, Inc.

                            Statements of Operations
                    (In thousands, except per share amounts)


                                       Three Months                        Six Months
                                           Ended                              Ended
                                         June 30,                           June 30,
                                ---------------------------       ---------------------------
Revenues:                          1997             1996             1997             1996
                                ----------       ----------       ----------       ----------
Interest income                 $      493       $    1,133       $    1,112       $    2,088

Costs and expenses:
  Research and development           9,579            6,832           19,095           12,710
  General and administra-
  tive expenses                        466              435              770              788
                                ----------       ----------       ----------       ----------
  Total costs and expenses          10,045            7,267           19,865           13,498
                                ----------       ----------       ----------       ----------
Net loss                        $   (9,552)      $   (6,134)      $  (18,753)      $  (11,410)
                                ==========       ==========       ==========       ==========
Net loss per callable
  common share                  $    (2.94)      $    (1.89)      $    (5.77)      $    (3.51)
                                ==========       ==========       ==========       ==========
Weighted average callable
  common shares
  outstanding                        3,250            3,250            3,250            3,250


See accompanying notes.

                   Allergan Ligand Retinoid Therapeutics, Inc.

                            Condensed Balance Sheets
                        (In thousands, except share data)


                                                   June 30,        December 31,
                                                     1997              1996
                                                 -----------       -----------
                                     ASSETS

Cash and cash equivalents                        $    14,260       $    29,897

Marketable securities                                 17,442            20,394

Other assets                                             616       $       720
                                                 -----------       -----------
                                                 $    32,318       $    51,011
                                                 ===========       ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Payable to Allergan, Inc. and Ligand
    Pharmaceuticals Incorporated                 $     3,859       $     3,889
  Accounts payable and accrued liabilities               361               261
                                                 -----------       -----------
                 Total current liabilities             4,220             4,150

Stockholders' equity:
  Callable Common Stock, $.001 par value;
    3,250,000 shares authorized, issued
    and outstanding                                        3                 3
  Additional paid-in capital                          94,256            94,256
  Accumulated deficit                                (65,981)          (47,228)
  Unrealized holding loss on
    marketable securities                               (180)             (170)
                                                 -----------       -----------
                 Total stockholders' equity           28,098            46,861
                                                 -----------       -----------
                                                 $    32,318       $    51,011
                                                 ===========       ===========


See accompanying notes.

                  Allergan Ligand Retinoid Therapeutics, Inc.

                            Statements of Cash Flows
                                 (In thousands)


                                                                          Six Months Ended
                                                                   -----------------------------
                                                                     June 30,          June 30,
                                                                       1997              1996
                                                                   -----------       -----------
OPERATING ACTIVITIES:
  Net loss                                                         $   (18,753)      $   (11,410)
  Changes in operating assets and liabilities:

                 Other assets                                              104              (770)
                 Payable to Allergan, Inc. and
                   Ligand Pharmaceuticals Incorporated                     (30)             (416)
                 Accounts Payable and accrued liabilities                  100              (533)
                                                                   -----------       -----------

                 Net cash used in operating activities                 (18,579)          (13,129)

INVESTING ACTIVITIES:

  Sale (purchase) of marketable securities                               2,942           (24,064)
                                                                   -----------       -----------

Net decrease in cash and equivalents                                   (15,637)          (37,193)

Cash and equivalents at beginning of period                             29,897            79,793
                                                                   -----------       -----------

Cash and equivalents at end of period                              $    14,260       $    42,600
                                                                   ===========       ===========


See accompanying notes.

Allergan Ligand Retinoid Therapeutics, Inc.

Notes to Financial Statements

                 1. Allergan Ligand Retinoid Therapeutics, Inc. (the Company) was incorporated in Delaware in 1994 and commenced operations on June 3, 1995 to continue the efforts of the Allergan Ligand Joint Venture (Joint Venture), established by Allergan, Inc. (Allergan) and Ligand Pharmaceuticals Incorporated (Ligand) in June 1992, to discover, develop and commercialize drugs based on retinoids.

                       On June 3, 1995, the Company and Ligand completed a public offering (the Offering) of 3.25 million units (the Units), each Unit consisting of one share of the Company's callable common stock (Callable Common Stock) and two warrants (the Warrants), each to purchase one share of Ligand common stock. The Offering raised net proceeds for the Company of $26.8 million. At the completion of the Offering, Ligand contributed $17.5 million in cash, as well as warrants in exchange for (i) a right to acquire all of the Callable Common Stock at specified future dates and amounts and (ii) a right to acquire all rights to the Panretin (ALRT1057) product, jointly with Allergan, currently under development by the Company. At the same time, Allergan contributed $50.0 million in cash to the Company in exchange for (i) the right to acquire one-half of technologies and other assets in the event Ligand exercises its right to acquire all of the Callable Common Stock, (ii) a similar right to acquire all of the Callable Common Stock if Ligand does not exercise its right and (iii) a right to acquire all rights to the Panretin (ALRT1057) product, jointly with Ligand.

                       On June 3, 1997, the Units separated and the Callable Common Stock and Warrants currently trade separately.

                       ALRT's Board of Directors approved a research and development plan for the year ending December 31, 1997 which represents an acceleration in spending on ALRT's retinoid programs. The accelerated spending is the result of more rapid discovery and development of a significantly larger library of viable retinoid compounds than anticipated at the time of formation of ALRT. ALRT anticipates the acceleration in spending could result in the use of substantially all of the funds available for research and development remaining in ALRT in late 1997 or early 1998. Ligand and Allergan have certain purchase options over the Callable Common Stock and the assets of ALRT, the exercise of which could be triggered by the use of substantially all of ALRT's funds. There can be no assurance that Ligand or Allergan will exercise these options.

                 2. In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial information contained therein. These statements do not include all disclosures required by generally accepted accounting principles. The results of operations for the quarter and six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the year ending December 31, 1997. Net loss per callable common share is computed by dividing the net loss by the number of callable common shares outstanding, which was 3,250,000 at all times during the periods reported.

                 3. The Company invests its excess cash in money market funds and debt instruments of financial institutions and corporations with strong credit ratings. The Company has established guidelines with respect to the diversification and maturities in order to maintain safety and liquidity.

Allergan Ligand Retinoid Therapeutics, Inc.

                 The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company's investments are classified as available-for-sale and are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity. The investments are adjusted for amortization of premiums and discounts to maturity and such amortization is included in interest income.